EXHIBIT 11

                    HOMESTAKE MINING COMPANY AND SUBSIDIARIES
                  Computation of Earnings Per Share (unaudited)
                    (In thousands, except per share amounts)

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

                                                            Three Months Ended            Nine Months Ended
                                                              September 30,                 September 30,
PRIMARY                                                     1995          1994           1995           1994
                                                         ===========   ===========    ============   ===========
Earnings:
     Net income applicable to primary earnings
         per share calculation                            $   4,945      $ 10,849       $  22,684     $  68,018
                                                         ===========   ===========    ============   ===========

Weighted average number of shares outstanding               137,949       137,742         137,891       137,717
                                                         ===========   ===========    ============   ===========

Net income per share - primary                            $    0.04      $   0.08       $    0.16     $    0.49
                                                         ===========   ===========    ============   ===========


FULLY DILUTED

Earnings:
     Net income                                           $   4,945      $ 10,849        $ 22,684      $ 68,018
     Add:  Interest relating to 5.5% convertible
               subordinated notes, net of tax                 1,629         1,629           4,888         4,888
           Amortization of issuance costs relating
               to 5.5% convertible subordinated notes,
               net of tax                                       111           111             332           332
                                                         -----------   -----------    ------------   -----------
           Net income applicable to fully diluted
               earnings per share calculation             $   6,685      $ 12,589        $ 27,904      $ 73,238
                                                         ===========   ===========    ============   ===========

Weighted average number of shares outstanding:
     Common shares                                          137,949       137,742         137,891       137,717
     Additional shares relating to conversion of
         5.5% convertible subordinated notes                  6,505         6,505           6,505         6,505
                                                         -----------   -----------    ------------   -----------
                                                            144,454       144,247         144,396       144,222
                                                         ===========   ===========    ============   ===========

Net income per share - fully diluted(a)                   $    0.05     $    0.09        $   0.19      $   0.51
                                                         ===========   ===========    ============   ===========

(a)    This  calculation is submitted in accordance with Regulation S-K item 601
       (b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.

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